Exhibit 99.1
Press Release

Hooters to Kick Off in South Africa Before 2010 World Cup

Press Release

Source: Hooters of America, Inc.

On Monday July 13, 2009, 8:34 am EDT

ATLANTA, July 10 /PRNewswire/ -- Today Hooters of America, Inc. announced that it has signed a Franchisee Agreement with Chanticleer and Shaw Food PTY, LTD to open Hooters Restaurants in The Republic of South Africa prior to the 2010 World Cup. Under the agreement seven restaurants will open over the next 7 years and the company believes as many as four will be open prior to next summer's matches. Chanticleer and Shaw Food PTY, LTD is a joint venture between US based Chanticleer Holding, Inc. (OTC Bulletin Board: CCLR.OB - News) and South African Shaw Food in which each group controls 50%. The partnership will open its first location in Cape Town in late 2009.

"We are excited about the opportunities South Africa offers for the Hooters Brand," said Coby Brooks, the President and CEO of Hooters of America, Inc. "This will be our first location on the continent of Africa and with locations already in North and South America as well as Europe, Asia and Australia, this truly makes Hooters global. In terms of continents we are now on 6 of the 7, although it might be awhile before we get down to Antarctica," continued Brooks. There are currently Hooters in 26 countries outside the U.S. and approximately 20% of all Hooters locations are International.

"This commitment by Chanticleer further strengthens our ties to the Hooters Brand," said Mike Pruitt the Chairman and CEO of Chanticleer Holding, Inc. (CCLR.OB), which holds certain financing rights for Hooters of America. "I have been a huge fan of Hooters for years and the World Cup offers such a tremendous platform for exposing Hooters to the World. Along with our partners Shaw Food we are excited about being a part of South Africa hosting this prestigious event," continued Pruitt.

The first Hooters location opened its doors 25 years ago, and today there are 438 total locations around the world. Hooters is well known for its brand of food and fun, enjoyed in a casual beach-theme atmosphere. The menu features seafood, sandwiches and Hooters' signature spicy chicken wings all served up by the All-American cheerleaders, the Hooters Girls. For more information visit